EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Spartan Motors Added to New NASDAQ Global Select Market

CHARLOTTE, Michigan, July 27, 2006 - Spartan Motors, Inc. (NASDAQ: SPAR) has been added to the new NASDAQ Global Select Market, which features the highest initial listing standards of any exchange in the world based on financial and liquidity requirements.

"With our inclusion in the new NASDAQ Global Select Market, Spartan is joining a prestigious group of industry leaders," said John Sztykiel, president and CEO of Spartan Motors. "We are intensely focused on accountability and driving shareholder value, and we support NASDAQ's efforts to create this new listing tier to recognize companies like Spartan Motors for superior financial performance and adherence to rigorous corporate governance standards."

On July 3, 2006, NASDAQ reclassified its listed companies under three tiers: NASDAQ Global Select Market, NASDAQ Global Market and NASDAQ Capital Market. Consisting of approximately the top third of NASDAQ listings, NASDAQ Global Select Market companies meet the most stringent initial financial listing standards ever set by a stock market. According to NASDAQ.com, "inclusion in the NASDAQ Global Select Market is a mark of achievement and stature for qualified companies."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Pennsylvania, South Carolina, and South Dakota. Spartan reported sales of $343.0 million in 2005 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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CONTACT:

John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Ryan McGrath or Jeff Lambert Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com